Exhibit 11.0      Statement Regarding Computation Of Earnings Per Share
------------

                                              Three Months Ended          Nine Months Ended
                                              ------------------          -----------------
                                                 September 30,              September 30,
                                                 -------------              -------------
                                               2001         2000         2001         2000
                                               ----         ----         ----         ----
Net income available to
   common shareholders                      $      435   $      475   $    1,482   $    1,476

Total weighted average
   common shares outstanding                 1,439,676    1,596,201    1,457,258    1,627,160

Basic earnings per common share             $      .30   $      .30   $     1.02   $      .91
                                            ==========   ==========   ==========   ==========

Total weighted average
   common shares outstanding                 1,439,676    1,596,201    1,457,258    1,627,160

Dilutive effect of stock options using
   the treasury stock method                    35,202           --       22,867           --

Total average common and common
   equivalent shares                         1,474,878    1,596,201    1,480,125    1,627,160

Diluted earnings per share                  $      .29   $      .30   $     1.00   $      .91
                                            ==========   ==========   ==========   ==========


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